Exhibit 4.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of July 22 2009, by and among MTR Gaming Group, Inc., a Delaware corporation (the “Issuer”), the guarantors executing the Supplemental Indenture (the “Guarantors”) and Wilmington Trust Company, as successor to Wells Fargo Bank Minnesota, N.A., as trustee (the “Trustee”), under the Indenture dated as of May 25, 2006, and supplemented as of June 1, 2007, June 15, 2007 and March 7, 2008 (the “Indenture”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, the Trustee and the Guarantors have heretofore executed and delivered the Indenture providing for the issuance by the Issuer of 9% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, the Issuer has solicited consents from the Holders of the Notes to certain proposed amendments to the Indenture, in accordance with the terms and conditions of a Consent Solicitation Statement, dated July 15, 2009 (as supplemented pursuant to the Supplement to Consent Solicitation Statement dated July 20, 2009 and the Second Supplement to Consent Solicitation Statement dated July 21, 2009, the “Solicitation Statement”);

WHEREAS, Section 9.2 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes in accordance with Section 9.2 of the Indenture;

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed amendments set forth in this Supplemental Indenture in accordance with Section 9.2 of the Indenture;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of Boards of Directors of the Issuer and the Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph, and (iii) the Officer’s Certificate and the Opinion of Counsel described in Section 12.4 and 12.5 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01.  Amendment of Section 1.1.

(a)                                  Additions.  The following definitions will added to Section 1.1 of the Indenture entitled “Definitions”:

(i)                                     “Amendment Date” means the date that the Proposed Amendments become operative in accordance with the terms of the Consent Solicitation.

(ii)                                  “Consent Solicitation” means the Company’s solicitation of consents from holders of the Notes pursuant to the Consent Solicitation Statement of the Company dated July 15, 2009, as supplemented on July 20, 2009 and July 21, 2009.

(iii)                               “Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of total consolidated secured Indebtedness of the Company and its Subsidiaries as of such date to the Consolidated EBITDA of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

(iv)                              “Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Subsidiaries less all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person and computed in accordance with GAAP.

(v)                                 “Core Gaming Assets” means (a) the Mountaineer Casino, Racetrack & Resort and all operations and business conducted at or in connection with the Mountaineer Casino, Racetrack & Resort and all assets located at the Mountaineer Casino, Racetrack & Resort or used in the operations or business of the Mountaineer Casino, Racetrack & Resort, (b) Scioto Downs and all operations and business conducted at or in connection with Scioto Downs and all assets located at Scioto Downs or used in the operations or business of Scioto Downs, and (c) Presque Isle Downs & Casino and all operations and business conducted at or in connection with Presque Isle Downs & Casino and all assets located at Presque Isle Downs & Casino or used in the operations or business of Presque Isle Downs & Casino.

(vi)                              “Non-Core Land” means each of the following parcels of land, each of which is immaterial to the Company’s gaming operations and as to which the Company has no intention to develop:

(a)                                  the 255.896 acre parcel of land known as the “Quarry Parcel” in Hancock, West Virginia;

(b)                                 the 162.79 acre parcel of land known as the “Woodview Golf Course” in Hancock, West Virginia;

(c)                                  the 14 acre parcel of land known as the “Downs Property” in Erie, Pennsylvania;

(d)                                 the 23 acre parcel of land known as the “International Paper” site in Erie, Pennsylvania;

(e)                                  the 130 acre parcel of land known as the “Troyer Parcel” in Erie, Pennsylvania;

(f)                                    the 82.373 acre parcel of land known as the “Green Shingle” in Erie, Pennsylvania;

(g)                                 the approximately 395 acre portion of the land known as the “Original Mountaineer Parcel” which is located to the east of State Route 2 site in Hancock, West Virginia;

(h)                                 the 97.706 acre parcel of land known as the “Coldwell Parcel” in Hancock, West Virginia;

(i)                                     the 0.42 acre parcel of land known as the “Frye Parcel” in Hancock, West Virginia;

(j)                                     the 78.215 acre parcel of land known as the “Hazel Parcel” in Hancock, West Virginia;

(k)                                  the 69.09323 acre parcel of land known as the “Kource Parcel” site in Hancock, West Virginia;

(l)                                     the 1.755 acre parcel of land known as the “Glover/Daily Double Parcel” in Hancock, West Virginia;

(m)                               the 6.788 acre parcel of land known as the “Jusczak Parcel” in Hancock, West Virginia;

(n)                                 the 13.8765 acre parcel of land known as the “J&T Parcel” in Hancock, West Virginia;

(o)                                 the 109.01 acre parcel of land known as the “LSW Sanitation Parcel” in Hancock, West Virginia;

(p)                                 the 0.92 acre parcel of land known as the “Smith Parcel” in Hancock, West Virginia;

(q)                                 the 69.076 acre parcel of land known as the “Watson Parcel” site in Hancock, West Virginia;

(r)                                    the 6.65 acre parcel of land known as the “Phillips Parcel” in Hancock, West Virginia;

(s)                                  the 108.8 acre parcel of land known as the “Stevens Parcel” in Hancock, West Virginia;

(t)                                    the 4.84 acre parcel of land known as the “Baird Parcel” in Hancock, West Virginia;

(u)                                 the 234.99 and 79.67 acre parcels of land known as the “Logan/Realm Parcels” in Hancock, West Virginia;

(v)                                 the approximately 0.955 acre parcel of land known as the “Jefferson School Parcel” in Hancock, West Virginia;

(w)                               the 1.95 acre parcel of land known as the “Carter Parcel” in Hancock, West Virginia;

(x)                                   the approximately 1 acre parcel of land known as the “Hoit Parcel” in Hancock, West Virginia;

(y)                                 the 0.084 acre parcel of land known as the “Maffeo Parcel” in Erie, Pennsylvania; and

(z)                                   the 37.11 acre parcel of land known as the “Mara Parcel” in Franklin County, Ohio.

(vii)                           “Senior Secured Note Indenture” means the indenture among the Company, the Guarantors and the Trustee, governing the Senior Secured  Notes.

(viii)                        “Senior Secured Notes” means the $250.0 million in aggregate principal amount of Senior Secured Notes due 2014 issued by the Company under the Senior Secured Note Indenture.

(b)                                 Amendments.

(i)                                     Disqualified Capital Stock.  The definition of “Disqualified Capital Stock” contained in Section 1.1 of the Indenture entitled “Definitions” is hereby amended and restated to read in its entirety as follows:

“Disqualified Capital Stock” means with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes; provided that any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control, Asset Sale or Event of Loss shall not constitute Disqualified Capital Stock if the terms of such Capital Stock (and all such securities into which it is convertible, exercisable or exchangeable) provide that the Company may not repurchase or redeem such Capital Stock (and all such securities into which it is convertible, exercisable or exchangeable) pursuant to such provisions prior to compliance by the Company with Section 4.13 or Section 4.14.

(ii)                                  Future Gaming Facility.  The definition of “Future Gaming Facility” contained in Section 1.1 of the Indenture entitled “Definitions” is hereby amended and restated to read in its entirety as follows:

“Future Gaming Facility” means (i) any Gaming Facility owned or operated, or to be owned or operated, by the Company or its Subsidiaries after the Issue Date but which is not owned or operated by the Company or its Subsidiaries on the Issue Date and (ii) gaming operations initially conducted following the Issue Date at a Gaming Facility owned or operated by the Company as a result of the approval of additional permitted gaming activities by the applicable Gaming Authorities.

(iii)                               Permitted Indebtedness.  The definition of “Permitted Indebtedness” contained in Section 1.1 of the Indenture entitled “Definitions” is hereby amended and restated to read in its entirety as follows:

“Permitted Indebtedness” means that:

(a)                                  Indebtedness evidenced by the Notes and the Guarantees issued pursuant to this Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

(b)                                 Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) described in clause (a) or incurred pursuant to the Debt Incurrence Ratio test of Section 4.11 or which was refinanced pursuant to this clause (b);

(c)                                  Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(d)                                 (i) the Company may incur Indebtedness owed to (borrowed from) any Guarantor, (ii) any Guarantor may incur Indebtedness owed to (borrowed from) any other Guarantor or the Company and (iii) any Subsidiary may incur Indebtedness owed to (borrowed from) any Guarantor or the Company; provided, that (x) in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company’s obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any guarantor thereof subject to the provisions of Section 4.11, (y) in the case of Indebtedness of a Guarantor, such obligations shall be unsecured and contractually subordinated in all respects to such Guarantor’s obligations pursuant to such Guarantor’s Guarantee and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to the provisions of Section 4.11 and (z) in the case of Indebtedness of a Subsidiary pursuant to clause (iii) such obligations shall be unsecured and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Subsidiary borrower of such Indebtedness and any guarantor thereof subject to the provisions of Section 4.11;

(e)                                  Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

(f)                                    FF&E Financing; provided, that the aggregate principal amount of such Indebtedness (including any Permitted Refinancing Indebtedness and any other Indebtedness incurred following the Amendment Date to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness pursuant to this clause (f)) outstanding at any time (excluding any Gaming FF&E Financing incurred  pursuant to this clause (f)) does not exceed the greater of (x) $20.0 million; and (y) 4.5% of Consolidated Tangible Assets;

(g)                                 Indebtedness represented by the Senior Secured Notes and any Guarantees thereof, including any Refinancing Indebtedness with respect thereto;

(h)                                 Indebtedness incurred by the Company or any Subsidiary to finance the acquisition, development, construction or improvement of any Gaming Facility at (i) Mountaineer Casino, Racetrack & Resort in Chester, West Virginia, (ii) Presque Isle Downs & Casino in Erie, Pennsylvania and (iii) Scioto Downs in Columbus, Ohio; provided that (A) the ratio of the aggregate principal amount of such Indebtedness to the aggregate principal amount of cash contributions made to the equity capital of the Company or such Subsidiary or the proceeds from the sale of Capital Stock of the Company or such Subsidiary (other than Capital Stock that requires the payment of dividends or distributions thereon in cash or in any form other than shares of such Capital Stock or common stock of the Company or such Subsidiary or Capital Stock that is Disqualified Capital Stock), in each case, after the Amendment Date does not exceed 1.0 to 1.0, and (B) such Indebtedness is incurred within 180 days after the making of such contribution or sale of such Capital Stock; and

(i)                                     Indebtedness outstanding on the Issue Date represented by the Senior Notes and any Guarantees thereof, including any Refinancing Indebtedness with respect thereto.

(iv)                              Permitted Investment.  The definition of “Permitted Investment” contained in Section 1.1 of the Indenture entitled “Definitions” is hereby amended and restated to read in its entirety as follows:

“Permitted Investment” means:

(a)                                  any Investment in any of the Notes;

(b)                                 any Investment in Cash Equivalents;

(c)                                  intercompany notes to the extent permitted under clause (i) or (ii) of clause (d) of the definition of “Permitted Indebtedness;”

(d)                                 any Investment by the Company or any Guarantor in (a) the Company or a Guarantor or (b) a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary and a Guarantor or such Person is merged with or into the Company or a Guarantor;

(e)                                  other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e)) in such Person or Persons at any time does not in the aggregate exceed $7.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

(f)                                    any Investment in any Person in exchange for the Company’s Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company’s Qualified Capital Stock;

(g)                                 Investments by the Company in any grantor or “rabbi” trust for the benefit of executive officers or other employees of the Company, consistent with the past practices of the Company;

(h)                                 any Investment (including an Investment in a joint venture) made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.13;

(i)                                     Investments by the Company or any of its Subsidiaries in an amount not to exceed $3.0 million from the Amendment Date; provided, that the consideration given by the Company or such Subsidiary for such Investments consists solely of Non-Core Land; and

(j)                                     Investments in any joint ventures in an amount not to exceed $5.0 million from the Amendment Date.

(v)                                 Permitted Lien.  The definition of “Permitted Lien” contained in Section 1.1 of the Indenture entitled “Definitions” is hereby amended and restated to read in its entirety as follows:

“Permitted Lien” means:

(a)                                  Liens existing on the Issue Date;

(b)                                 Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c)                                  statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(d)                                 Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business consistent with industry practices which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)                                    pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(g)                                 Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

(h)                                 Liens arising from FF&E Financing and Purchase Money Indebtedness permitted to be incurred pursuant to Section 4.11; provided such Liens relate solely to the property which is subject to such FF&E Financing and Purchase Money Indebtedness;

(i)                                     leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

(j)                                     Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(k)                                  At any time when no amounts are outstanding under any Credit Agreement, Liens securing up to $5.0 million in reimbursement obligations for letters of credit incurred in the ordinary course of business;

(l)                                     Liens securing Indebtedness permitted to be incurred pursuant Section 4.11 in an amount not to exceed $10.0 million in the aggregate at any one time outstanding;

(m)                               Liens securing an aggregate amount of Indebtedness not to exceed the maximum amount that would not cause the Consolidated Secured Leverage Ratio, after giving effect to such Incurrence, to exceed 2.75 to 1.0;

(n)                                 Liens securing the Senior Secured Notes, the Guarantees thereof;

(o)                                 Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced; and

(p)                                 Liens securing Indebtedness incurred under the Credit Agreement and any Refinancing Indebtedness with respect to the Senior Notes and the Guarantees thereof in accordance with Section 4.11.

(vi)                              Unrestricted Subsidiary.  Clause (b) of the definition of “Unrestricted Subsidiary” contained in Section 1.1 of the Indenture entitled “Definitions” is hereby amended and restated to read in its entirety as follows:

(b)                                 any other subsidiary of the Company that, at or prior to the time of determination, shall have been designated by the Board of Directors of the Company as an Unrestricted Subsidiary; provided, that such subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of the Company’s Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the

Company or any other Subsidiary of the Company; provided, further that no subsidiary that owns or holds any Core Gaming Assets may be designated as an Unrestricted Subsidiary; and

SECTION 1.02.  Amendment of Section 4.11.  Section 4.11 entitled “Limitation on Incurrence of Additional Indebtedness” is hereby amended and restated to read in its entirety as follows:

“Section 4.11.      Limitation on Incurrence of Additional Indebtedness

Except as set forth in this Section 4.11, the Company and the Guarantors shall not, and neither the Company nor the Guarantors shall permit any of our Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the foregoing if:

(1)           no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of such Indebtedness, and

(2)           on the date of such incurrence (the “Incurrence Date”), the Company’s Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”), then the Company and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock).

In addition, the foregoing limitations of the first paragraph of this Section 4.11 will not prohibit:

(a)           if no Event of Default shall have occurred and be continuing, the Company’s incurrence following the Amendment Date or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to the greater of (x) $10,000,000 and (y) 2.25% of Consolidated Tangible Assets; and

(b)           the Company’s incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $20,000,000, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to Section 4.13 or (2) assumed by a transferee in an Asset Sale.

Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of the Company’s Subsidiaries (including upon designation of any Person as a Subsidiary) or is merged with or into or consolidated with the Company or one of the Company’s Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of the Company’s Subsidiaries or is merged with or into or consolidated with the Company or one of the Company’s Subsidiaries as applicable.

Notwithstanding any other provision of this Section 4.11, but only to avoid duplication, a guarantee by a Guarantor of the Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture (other than Indebtedness incurred pursuant to clause (b) of the definition of Permitted Indebtedness) issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness.  Upon each incurrence of Indebtedness, (i) the Company may designate pursuant to which provision of this Section 4.11 such Indebtedness is being incurred, (ii) the Company may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except that all Indebtedness initially outstanding under the Notes, the Guarantees and the Indenture shall be deemed to have been incurred pursuant to clause (a) of the definition of Permitted Indebtedness.

The Company and the Guarantors shall not, and neither the Company nor the Guarantors shall permit any of their respective Subsidiaries to, directly or indirectly, incur or suffer to exist any Indebtedness that is contractually subordinated to any of the Company’s Indebtedness or the Indebtedness of any Guarantor unless such Indebtedness is as contractually subordinated to the Notes and such Guarantor’s Guarantee, as applicable, at least to the same extent as it is to such other Indebtedness.”

SECTION 1.03.  Amendment of Section 4.13.  The first paragraph of Section 4.13 entitled “Limitation on Sales of Assets and Subsidiary Stock” is hereby amended and restated to read in its entirety as follows:

“Section 4.13         Limitations on Sales of Assets and Subsidiary Stock

The Company and the Guarantors shall not, and neither the Company nor the Guarantors will permit any of their respective Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Company’s Subsidiaries, whether by the Company or one of its Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of the Company’s Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an “Asset Sale”), unless, with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $2,000,000:

(1)                                  at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents,

(2)                                  no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and

(3)                                  the Company’s Board of Directors determines in reasonable good faith that the Company will receive or such Subsidiary will receive, as applicable, fair market value for such Asset Sale.”

In addition, the eighth paragraph of Section 4.13 entitled “Limitation on Sales of Assets and Subsidiary Stock” is hereby amended and restated to read in its entirety as follows:

“Notwithstanding, and without complying with, the provisions of this Section 4.13:

(1)           the Company and its Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

(2)           the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Article V;

(3)           the Company may and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Company’s business or the business of such Subsidiary, as applicable;

(4)           the Company and the Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any Guarantor;

(5)           the Company may and its Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by this Indenture; and

(6)           the Company may and its Subsidiaries may make Permitted Investments pursuant to clause (e), (h) or (i) of the definition thereof and Restricted Investments that are not prohibited by Section 4.3.”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01.  Effective Date of this Supplemental Indenture.  This Supplemental Indenture shall be executed, delivered and effective as of the date first written above but shall not become operative until such time as the Consent Conditions (as defined in the Solicitation Statement) have been satisfied or waived and payment of the Consent Payment (as defined in the Solicitation Statement) has been made by the Issuer in accordance with the Solicitation Statement.

SECTION 2.02.  Reference to and Effect on the Indenture.  On and after the effective date, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” (and all references to the Indenture in any other agreements, documents or instruments) shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.  The Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.  Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 2.03.  Governing Law.  Section 12.8 of the Indenture shall apply to this Supplemental Indenture.

SECTION 2.04.  Trust Indenture Act Controls.  No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Supplemental Indenture.

SECTION 2.05.  Trustee Disclaimer; Trust.  The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer and the Guarantors, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 2.06.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

SECTION 2.07.  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

ISSUER:
MTR GAMING GROUP, INC.

	By:	/s/ Robert F. Griffin
		Name:	Robert F. Griffin
		Title:	President and CEO

GUARANTORS:
MOUNTAINEER PARK, INC.

	By:	/s/ Robert F. Griffin
		Name:	Robert F. Griffin
		Title:	CEO

PRESQUE ISLE DOWNS, INC.

	By:	/s/ John W. Bittner Jr.
		Name:	John W. Bittner Jr.
		Title:	Chief Financial Officer and Chief Accounting Officer

SPEAKEASY GAMING OF LAS VEGAS, INC.

	By:	/s/ John W. Bittner Jr.
		Name:	John W. Bittner Jr.
		Title:	Asst. Secretary and Chief Accounting Officer

MTR-HARNESS, INC.

			By:	/s/ John W. Bittner Jr.
				Name:	John W. Bittner Jr.
				Title:	Chief Financial Officer and Chief Accounting Officer

SCIOTO DOWNS, INC.

			By:	/s/ John W. Bittner Jr.
				Name:	John W. Bittner Jr.
				Title:	Chief Financial Officer and Chief Accounting Officer

JACKSON RACING, INC.

			By:	/s/ John W. Bittner Jr.
				Name:	John W. Bittner Jr.
				Title:	Chief Financial Officer and Chief Accounting Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Steven Cimalore
	Name:	Steven Cimalore
	Title:	Vice President